EXHIBIT 10.2

John L. Cordani
C/O Platform Specialty Products Corporation
245 Freight Street
Waterbury, CT. 06702
October 9, 2015
Re: Severance Agreement

Dear John,

I write to you concerning the severance agreement between you and MacDermid, Incorporated (“MacDermid”) dated July 22, 2002, which was subsequently assigned to Platform Specialty Products Corporation (“Platform”) as of January 1, 2015 (the “Severance Agreement”). In consideration of your continued employment with Platform and in recognition of the additional responsibilities that we have requested that you assume, Platform and MacDermid hereby agree to modify the Severance Agreement as follows:

1.
The current reference in the first sentence to, “or within two (2) years after a Change of Control (as defined herein)”, is hereby modified to read, “or within four (4) years after a Change of Control (as defined herein)”.

2.	The current reference in the third sentence to, “within two (2) years after a Change of Control”, is hereby modified to read, “within four (4) years after a Change of Control”.

3.	References to “MacDermid” in the Severance Agreement shall be considered references to “MacDermid and/or Platform”, jointly and severally.

The Severance Agreement shall remain in full force and effect in accordance with its terms as modified herein. Platform, MacDermid and Cordani agree that each that will strictly adhere to the terms of the Severance Agreement and recognize that a Change of Control, as defined in the Severance Agreement, occurred on October 31, 2013 when Platform acquired MacDermid. This modification to the Severance Agreement is being made in order to extend the current Change of Control period, and the protection provided thereby, to October 31, 2017.

Please indicate your acceptance of this modification to the Severance Agreement by countersigning and returning this letter to me.

Thank you

/s/ Sanjiv Khattri
Sanjiv Khattri
Chief Financial Officer

Accepted and Agreed

/s/ John L. Cordani
John L. Cordani